Exhibit 16.1

April 18, 2016

Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Genius Brands International, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated April 12, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ Haynie & Company

Haynie & Company